UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2007

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Mission Valley Road, Suite 101

San Diego, California 92108

(Address of Principal Executive Offices)

(619) 683-9830

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On September 6, 2007, Mad Catz Interactive, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Take-Two Interactive Software, Inc. (the “Seller”), pursuant to which the Company purchased selected assets and assumed certain liabilities of the Seller’s Joytech video game accessories subsidiary for approximately $3.7 million.

Under the Purchase Agreement, the Company also agreed to offer employment to certain employees of Seller’s Joytech subsidiary located in the United Kingdom and United States. The Purchase Agreement includes customary representations, warranties and covenants of the parties, and also includes indemnification provisions related to the parties’ representations and warranties, covenants and other matters, subject to specific caps and thresholds. A portion of the purchase price for the assets was placed into separate escrows to secure the Seller’s indemnification obligations and to secure other covenants in the Purchase Agreement.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference. The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company.

On September 7, 2007, the Company issued a press release announcing the acquisition of the assets of Seller’s Joytech subsidiary and entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

2.1	Asset Purchase Agreement, dated as of September 6, 2007, by and between Mad Catz Interactive, Inc. and Take-Two Interactive Software, Inc.

99.1	Press Release, dated September 7, 2007, issued by Mad Catz Interactive, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2007	MAD CATZ INTERACTIVE, INC.

	By:	/s/ STEWART HALPERN
	Name:	Stewart Halpern
	Its:	Chief Financial Officer